UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
 (Amendment No.)

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The Eastern Company
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THE EASTERN COMPANY
112 Bridge Street
P.O. Box 460
Naugatuck, CT 06770-0460
______________

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
May 2, 2018
______________
The Annual Meeting of Shareholders of The Eastern Company ("Eastern" or the "Company") will be held on May 2, 2018 at 11:00 a.m., local time, at the office of the Company, 112 Bridge Street, Naugatuck, Connecticut 06770-0460, for the following purposes:

1.	To elect four directors.
2.	To vote on a nonbinding advisory vote to approve the compensation of the named executive officers.
3.
To ratify the Audit Committee's recommendation and the Board of Directors' appointment of Fiondella, Milone & LaSaracina LLP as the independent registered public accounting firm to audit the consolidated financial statements of the Company and its subsidiaries for fiscal year 2018.

4.	To transact such other business as may properly come before the annual meeting of shareholders or any adjournment thereof.

The Board of Directors has fixed March 1, 2018 as the record date for the determination of shareholders entitled to notice of, and to vote at, the annual meeting or any adjournment thereof.

Your vote is very important. Whether or not you plan to attend the annual meeting of shareholders or any adjournment thereof, we urge you to vote your proxy as promptly as possible.  If you attend the annual meeting and vote in person before your proxy is exercised, your proxy will be deemed revoked and will not be used.

All shareholders are cordially invited to attend the annual meeting of shareholders or any adjournment thereof, and management looks forward to seeing you there.

By order of the Board of Directors,

Theresa P. Dews
 Secretary

March 15, 2018

PROXY STATEMENT

of

THE EASTERN COMPANY

for the Annual Meeting of Shareholders
To Be Held on May 2, 2018

The Board of Directors of The Eastern Company ("Eastern," the "Company," "we," "us" or "our") is furnishing this proxy statement in connection with its solicitation of proxies for use at the 2018 Annual Meeting of Shareholders and at any adjournment thereof (the "Annual Meeting"). This proxy statement is first being furnished to shareholders on or about March 15, 2018.

GENERAL INFORMATION REGARDING VOTING AT THE ANNUAL MEETING

The Board of Directors of Eastern (the "Board") has fixed the close of business on March 1, 2018 as the record date for determining the shareholders entitled to notice of, and to vote at, the Annual Meeting. On the record date, there were 6,263,245 outstanding shares of Eastern common stock, no par value ("Common Shares"), with each Common Share entitled to one vote.

The presence, in person or by proxy, of holders of a majority of the voting power of the Common Shares entitled to vote at the Annual Meeting is necessary to constitute a quorum.

Shares represented by Eastern's proxy card will be voted at the Annual Meeting, either in accordance with the directions indicated on the proxy card, or, if no directions are indicated, in accordance with the recommendations of the Board of Directors contained in this Proxy Statement and on the form of proxy. If a proxy is signed and returned without specifying choices, the Common Shares represented thereby will be voted (1) FOR the proposal to elect Mr. John W. Everets, Mr. Michael A. McManus, Jr., Mr. James A. Mitarotonda, and Mr. August M. Vlak to the Board of Directors; (2) FOR the approval of the compensation of the named executive officers; and (3) FOR the proposal to appoint Fiondella, Milone & LaSaracina LLP as the Company's independent registered public accounting firm. The Company is not aware of any matters other than those set forth herein which will be presented for action at the Annual Meeting. If other matters should be presented, the persons named in the proxy intend to vote such proxies in accordance with their best judgment.

If you submit a proxy and then wish to change your vote, you will need to revoke the proxy that you have submitted.  A shareholder may revoke his or her proxy at any time before it is exercised by voting in person at the Annual Meeting or by timely delivery of a properly executed, later-dated proxy or a written revocation of his or her proxy.  A later-dated proxy or written revocation must be received before the Annual Meeting by [the Corporate Secretary of] the Company, at 112 Bridge Street, P.O. Box 460, Naugatuck, CT  06770-0460, or it must be delivered to [the Corporate Secretary of] the Company at the Annual Meeting before proxies are voted. You may also revoke your proxy by submitting a new proxy on the Internet [at www.proxyvote.com] no later than 11:59 p.m. local time on May 1, 2018. Attendance at the Annual Meeting does not, without further action, revoke the appointment of a proxy; however, it may be revoked by voting in person at the Annual Meeting before your proxy is exercised.

The Common Shares are listed under the ticker symbol "EML" on The NASDAQ Stock Market LLC ("NASDAQ").

Solicitation of Proxies

The cost of solicitation of proxies will be borne by the Company. On approximately March 15, 2018, we mailed a Notice of internet availability of Proxy Materials advising our shareholders that they could view all of the proxy materials online or request a paper or e-mail copy of the proxy materials. We chose to use this online access format because it expedites the delivery of materials, reduces printing and postage costs and eliminates bulky paper documents, creating a more efficient process for both shareholders and the Company.

You may receive a paper or e-mail copy of the proxy materials free of charge by requesting a copy through one of the following methods:

1) BY INTERNET:                         www.proxyvote.com
2) BY TELEPHONE:                     1-800-579-1639
3) BY E-MAIL:                              sendmaterial@proxyvote.com

Voting at the Annual Meeting

Except in the case of a contested election, directors will be elected by a majority of the votes cast by the shares entitled to vote in the election of directors at the annual meeting of shareholders at which a quorum is present.  Consequently, a nominee will be elected as a director if the votes cast for the nominee's election as a director exceed the votes cast against such nominee's election as a director.  However, in a contested election, directors will be elected by a plurality of the votes cast at the annual meeting of shareholders.  An election will be considered to be contested if, as of the record date for the annual meeting of shareholders, there are more nominees for election to the Board of Directors than there are positions on the Board of Directors to be filled by election at the annual meeting.  Because the election of directors at this year's Annual Meeting is not a contested election, a nominee for election as a director at the Annual Meeting will be elected if the votes cast for the nominee exceed the votes cast against the nominee.

If a director is subject to reelection in an uncontested election by a majority of the votes cast, but a majority of the votes are cast against his or her reelection, then the Board will request that the director tender his or her resignation.  The Board will nominate for election or reelection as a director only those candidates who agree to tender, promptly following the annual meeting of shareholders at which they are elected or reelected as a director, irrevocable resignations that will be effective upon:  (a) their failure to receive the required vote at the annual meeting of shareholders at which they face reelection; and (b) the acceptance of such resignation by the Board.  In addition, the Board will fill vacancies on the Board and new directorships only with candidates who agree to tender, promptly following their appointment to the Board, the same form of resignation tendered by other directors.  If an incumbent director fails to receive the required vote for reelection, the Board will act on an expedited basis to determine whether to accept or reject the director's resignation.  A director whose resignation is under consideration must abstain from participating in any decision regarding that resignation.

Each matter to be acted upon at the Annual Meeting other than the election of directors will be approved if the votes cast in favor of the matter exceed the votes cast opposing the matter.

Under Connecticut law, an abstaining vote or a broker "non-vote" is considered to be present for purposes of determining a quorum but is not deemed to be a vote cast. A broker "non-vote" occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner. As a result, abstentions and broker "non-votes" are not included in the tabulation of the voting results for the election of directors or the other matters to be acted on at the Annual Meeting, each of which requires the approval of a majority of the votes cast, and therefore do not have the effect of votes of opposition in such tabulations.

The Board of Directors recommends voting:

FOR the election of Mr. John W. Everets, Mr. Michael McManus, Jr., Mr. James A. Mitarotonda, and Mr. August M. Vlak as directors.

FOR the approval of the compensation of the named executive officers.

FOR the appointment of Fiondella, Milone & LaSaracina LLP as the Company's independent registered public accounting firm.

Item No. 1

ELECTION OF DIRECTORS

At the Annual Meeting, four directors will be elected to serve for one-year terms, which expire in 2019 or until his successor is duly elected and qualified. Mr. John W. Everets, Mr. Michael McManus, Jr., Mr. James A. Mitarotonda, and Mr. August M. Vlak, each of whom is a current director whose term expires in 2018, are the Company's nominees for election at the Annual Meeting.

Unless otherwise specified in your proxy, the persons with power of substitution named in the proxy card will vote your shares FOR the Company's nominees. If a nominee is unable or unwilling to accept nomination, the proxies will be voted for the election of such other person as may be recommended by the Board.  However, the Board has no reason to believe that the Company's nominees will be unavailable for election at the Annual Meeting. Approval of this resolution requires the affirmative vote of a majority of the votes duly cast by the Common Shares represented at the Annual Meeting that are entitled to vote on the matter.

The Board of Directors recommends a vote FOR the election of Mr. John W. Everets, Mr. Michael McManus, Jr., Mr. James A. Mitarotonda, and Mr. August M. Vlak as directors.

Each director has furnished the biographical information set forth below with respect to his present principal occupation, business and other affiliations, and beneficial ownership of equity securities of the Company. Unless otherwise indicated, each director has been employed in the principal occupation or employment listed for at least the past five years.

Company Nominees for Election at the 2018 Annual Meeting
For a one-year term expiring in 2019

John W. Everets, age 71, has been a Partner in Arcturus Capital LLC, Boston since 2016. Mr. Everets was the Chairman and Chief Executive Officer of SBM Financial in Portland, Maine, from May 2010 until October 2016. Mr. Everets was also Chairman and Chief Executive Officer of The Bank of Maine from May 2010 until October 2016. Mr. Everets was the CEO of GE HPSC from 2004 until 2006 and was the Chairman and CEO of HPSC a healthcare equipment finance company from 1993 to 2004.

Mr. Everets has been a Director of the Company since 1993 and brings to the Board extensive knowledge of the Company's business.  He serves on the Audit, Compensation, Pension Investment Review, and Nominating and Corporate Governance Committees. Mr. Everets serves on the Boards of Director of Medallion Financial Corp., Newman's Own Foundation and Newman's Own, Inc. since July 2017 and December 2016, respectively. Mr. Everets is a former director of Financial Security Assurance, FSA, Dairy Mart and The Martin Currie Business Trust Edinburgh.

Michael A. McManus, Jr., age 75, is the former Chairman, President and Chief Executive Officer of Misonix, Inc., a publicly traded medical device company. Mr. McManus previously served as President of New York Bankcorp, a New York Stock Exchange company, until its sale in 1998. Earlier, he served as President of Jamcor Pharmaceuticals, as a Vice President of strategic planning at Pfizer, and as an executive vice president of MacAndrews and Forbes, Revlon, Inc., and Pantry Pride.

Mr. McManus has been a Director of the Company since 2015. Mr. McManus is the Chairman of the Company's Compensation Committee and also serves on the Audit, Executive, and Nominating and Corporate Governance Committees.

Mr. McManus is an experienced public company director and has experience in financial matters, sales and marketing, strategic acquisitions, government relations and international business matters. He serves as a director of Novavax, Inc., a vaccine company. He previously served on the respective Boards of Directors of the Communications Satellite Corporation, Arrhythmia Research Technology, Inc., National Wireless Holdings, American Home Mortgage, A. Schulman, Inc. and Guest Services, Inc..  He currently serves as Vice Chairman of the U.S. Olympics Committee Trust.

James A. Mitarotonda, age 63, has served as the Chairman of the Board of Directors, President and Chief Executive Officer of Barington Capital Group, L.P., an investment firm, since 1991.

Mr. Mitarotonda is an experienced public company director. He currently serves as a director of A. Schulman, Inc. and OMNOVA Solutions Inc.  During the past five years, Mr. Mitarotonda has also served as a director of The Pep Boys – Manny, Moe & Jack, The Jones Group, Inc., Barington/Hilco Acquisition Corp. and Ebix, Inc. Mr. Mitarotonda serves as a member of the Board of Trustees for Queens College.

Mr. Mitarotonda was elected as a Director of the Company at the annual meeting of shareholders held on May 20, 2015. The Board appointed Mr. Mitarotonda to serve as Chairman of the Board, effective January 1, 2016. Mr. Mitarotonda is the Chairman of the Nominating and Corporate Governance Committee, and he also serves on the Compensation and Executive Committees.

Mr. August M. Vlak, age 51, was appointed President and Chief Executive Officer of the Company on January 1, 2016. From 2012 to 2015, Mr. Vlak was a senior advisor to Barington Capital Group, L.P. Prior to that, he was a partner at Katzenbach Partners, a senior advisor at Booz & Company, and a consultant at McKinsey & Company. At his prior positions, Mr. Vlak's work focused on growth strategy and operational performance improvement at more than 50 companies, including leading domestic and global industrial enterprises.

Mr. Vlak was elected as a Director of the Company at last year's annual meeting of shareholders, which was held on May 3, 2017.

Continuing Directors (Terms to Expire in 2019)

Fredrick D. DiSanto, age 56, is the Chairman and Chief Executive Officer of The Ancora Group, a holding company that oversees three investment advisors, and has served in such capacities since 2014 and 2006, respectively. Mr. DiSanto was the President and Chief Operating Officer of Maxus Investment Group from 1998 until December of 2000. In January 2001, after Maxus Investment Group was sold to Fifth Third Bank, Mr. DiSanto served as Executive Vice President and Manager of Fifth Third Bank's Investment Advisor Division.

Mr. DiSanto is an experienced public company director and has knowledge and background in finance, strategic planning, governance and international business. He currently serves as a director for Regional Brands, Inc., Edgewater Technology, Inc. and Medical Mutual of Ohio, and previously served on the respective Boards of Directors of Axia NetMedia Corporation, LNB Bancorp, Inc. and PVF Capital Corporation.

Mr. DiSanto was elected as a Director of the Company at the 2016 annual meeting of shareholders, which was held on April 26, 2016. Mr. DiSanto is Chairman of the Audit and the Pension Investment Review Committees and serves on the Executive Committee.

Charles W. Henry, age 68, is an attorney and partner with the law firm Henry & Federer, LLP located in Woodbury, Connecticut. Mr. Henry has been a Director of the Company since 1989 and brings to the Board of Directors extensive knowledge of the Company's business. He serves on the Audit, Compensation, Executive, Pension Investment Review, and Nominating and Corporate Governance Committees.

Mr. Henry's independent legal expertise is valuable to the Company if and when matters of law or regulation arise in the normal course of the Company's businesses.  His law firm does not provide any services to the Company.

Name	Common Stock Beneficially Owned as of March 1, 2018	Percentage Of Class
Fredrick D. DiSanto (1)	52,861	0.84%
John W. Everets	115,665	1.85%
Charles W. Henry	61,585	0.98%
Michael A. McManus, Jr.	9,216	0.15%
James A. Mitarotonda (2)	580,294	9.27%
August M. Vlak (3)	8,836	0.14%

(1)	Mr. DiSanto directly owns 9,064 Common Shares and shares voting power and investment power over an additional 43,797 Common Shares.

(2)	Mr. Mitarotonda directly owns 4,591 Common Shares and has voting or investment power over an additional 575,703 Common shares.

(3)	Includes 1,760 Common Shares underlying stock appreciation rights that became exercisable on February 1, 2018.

Item No. 2

ADVISORY VOTE ON THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS

We are asking our shareholders to cast a non-binding advisory vote to approve the compensation of our named executive officers described in the Compensation Discussion and Analysis and in the tabular and accompanying narrative disclosure regarding named executive officer compensation (the "Say-on-Pay Vote").  We encourage you to read the Compensation Discussion and Analysis and the tables and narratives for the 2017 compensation of our named executive officers.

While our Board values the opinions expressed by shareholders and intends to carefully consider the result of the shareholder vote on this proposal, the vote will be nonbinding and is only advisory in nature.

The Board recommends that shareholders approve the compensation of our named executive officers as disclosed in the Compensation Discussion and Analysis, and in the tabular and accompanying narrative disclosure of this proxy statement by voting FOR the following resolution:

RESOLVED, that the compensation paid to the Company's named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.

Proxies will be voted FOR approval of the proposal unless otherwise specified.

The Board of Directors recommends a vote FOR the approval of the compensation of our named executive officers.

Item No. 3

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The firm of Fiondella, Milone & LaSaracina LLP acts as our principal independent registered public accounting firm. The services of Fiondella, Milone & LaSaracina LLP for the fiscal year ended December 30, 2017 included an audit of the consolidated financial statements of the Company; assistance in connection with filing the Company's Annual Report on Form 10-K with the Securities and Exchange Commission (the "SEC"); assistance on financial accounting and reporting matters; preparation of state and federal tax returns; audits of employee benefit plans; and meetings with the Audit Committee.

It is the policy of our Audit Committee to approve all audit and acceptable non-audit engagements provided by the independent registered public accounting firm regarding the scope of the services provided by the independent registered public accounting firm. These services may include audit, audit-related, tax and other services. The independent registered public accounting firm and management are required to report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this policy.

The Audit Committee has recommended, and the Board has approved, continuing the services of Fiondella, Milone & LaSaracina LLP for the 2018 fiscal year. Accordingly, the Board recommends that shareholders vote at the Annual Meeting FOR the appointment of Fiondella, Milone & LaSaracina LLP to audit the consolidated financial statements of the Company for the 2018 year.

The proposal to appoint Fiondella, Milone & LaSaracina LLP as the Company's independent registered public accounting firm will be approved if, at the Annual Meeting at which a quorum is present, the votes cast in favor of the proposal exceed the votes cast opposing the proposal.

Representatives of Fiondella, Milone & LaSaracina LLP will be present at the Annual Meeting and will have an opportunity to make a statement, if they desire to do so, and will be available to respond to questions.

All fees related to audit services described below were approved in advance by our Audit Committee.

	2017	2016
Audit Fees – Annual & quarterly reviews	$420,000	$375,000
Audit-Related Fees – Employee Benefit Plans	$51,223	$50,712
Tax Fees – Federal and State Return preparation	$32,623	$31,390
Other Fees – Non-audit services	$71,446	$42,000

The Board of Directors recommends a vote FOR the appointment of Fiondella, Milone & LaSaracina LLP as the Company's independent registered public accounting firm for the 2018 fiscal year.

AUDIT COMMITTEE FINANCIAL EXPERT

The Board of Directors has determined that all audit committee members are financially literate and are independent under the current listing standards of NASDAQ. The Board has also determined that Fredrick D. DiSanto, John W. Everets and Michael A. McManus, Jr. qualify as "audit committee financial experts" as defined by SEC rules adopted pursuant to the Sarbanes-Oxley Act of 2002.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee oversees the Company's financial reporting process on behalf of the Board. The Board adopted a revised written charter for the Audit Committee on February 4, 2004. A copy of the Audit Committee's charter is available on the Company's website at www.easterncompany.com.

Management has the primary responsibility for the financial statements and the reporting process, including the system of internal control. The independent registered public accounting firm is responsible for expressing an opinion on the conformity of those statements with generally accepted accounting principles in the United States. Within this framework, the Audit Committee has reviewed and discussed the audited financial statements included in the Annual Report on Form 10-K with the independent registered public accounting firm and management. In connection therewith, the Audit Committee reviewed with the independent registered public accounting firm their judgments as to the quality and the acceptability of the Company's accounting principles; the reasonableness of significant judgments; the clarity of disclosures in the financial statements; and other related matters as required to be discussed under generally accepted auditing standards in the United States.

In addition, the Audit Committee has discussed with the independent registered public accounting firm the independence of such firm from management and from the Company, including the matters in the written disclosures required by the Public Company Accounting Oversight Board and the Independence Standards Board, and has considered the compatibility of non-audit services with such firm's independence.

The Audit Committee also discussed with the Company's independent registered public accounting firm the overall scope and plan for their audit, their evaluation of the Company's internal control and the overall quality of the Company's financial reporting. The Audit Committee held five meetings with the Company's independent registered public accounting firm, both with and without management present, during fiscal year 2017.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 30, 2017 for filing with the SEC. The Audit Committee has recommended, and the Board of Directors has approved, subject to shareholder ratification, the selection of Fiondella, Milone & LaSaracina LLP as the Company's independent registered public accounting firm for the 2018 fiscal year.

Audit Committee:

Fredrick D. DiSanto, Chairman
Charles W. Henry
John W. Everets
Michael A. McManus, Jr.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL SHAREHOLDERS

The following table sets forth information, as of March 1, 2018 (unless a different date is specified in the notes to the table), with respect to (i) each person known by the Board to be the beneficial owner of more than 5% of the Company's outstanding Common Shares, (ii) each current director of the Company and nominee to be a director of the Company, (iii) each of the Named Executive Officers (as hereinafter defined) and (iv) all directors, nominees and executive officers of the Company as a group.  Unless set forth in the following table, the address of each shareholder is c/o The Eastern Company, 112 Bridge Street, Naugatuck, Connecticut 06770-0460.

Shareholder	Amount and nature of beneficial ownership (a)	Percent of class (b)
GAMCO Investors, Inc. (c) One Corporate Center Rye, NY 10580	1,105,474	17.65%
Barington Capital Group, L.P. (d) 888 Seventh Avenue, 17th Floor New York, NY 10019	575,703	9.19%
Dimensional Fund Advisors LP (e) Building One 6300 Bee Cave Road Austin, TX 78746	369,436	5.90%
Minerva Advisors LLC (f) 50 Monument Road, Suite 201 Bala Cynwyd, PA 19004	359,251	5.74%
Fredrick D. DiSanto (g)	52,861	0.84%
John W. Everets	115,665	1.85%
Charles W. Henry	61,585	0.98%
Angelo M. Labbadia (h)	2,278	0.04%
James A. Mitarotonda (i)	580,294	9.27%
Michael A. McManus, Jr.	9,216	0.15%
John L. Sullivan III (j)	29,688	0.47%
August M. Vlak (k)	8,836	0.14%
All directors, nominees and executive officers as a group (8 persons)(l)	860,423	13.74%

(a)
The SEC has defined "beneficial owner" of a security to include any person who has or shares voting power or investment power with respect to any such security or who has the right to acquire beneficial ownership of any such security within 60 days. Unless otherwise indicated, the amounts owned reflect direct beneficial ownership and the person indicated has sole voting and investment power.

Amounts shown include the number of Common Shares (if any) subject to outstanding options or stock appreciation rights granted under the Company's 2010 Executive Stock Incentive Plan (the "2010 Plan") that are exercisable within 60 days.

Reported shareholdings include, in certain cases, shares owned by or in trust for a director or nominee, and in which all beneficial interest has been disclaimed by the director or the nominee.

(b)
The percentages shown for the directors and executive officers are calculated on the basis that outstanding shares include Common Shares (if any) subject to outstanding options or stock appreciation rights under the Company's 2010 Plan that are exercisable by the directors and officers within 60 days.

(c)
Based on information set forth in Amendment No. 8 to Schedule 13D filed with the SEC on April 7, 2017 by Gabelli Funds, LLC, GAMCO Asset Management Inc., Gabelli Foundation, Inc., Teton Advisors, Inc., GGCP, Inc., GAMCO Investors, Inc. ("GAMCO Investors"), Associated Capital Group, Inc. ("AC Group"), and Mario J. Gabelli with the SEC.  Gabelli Funds, LLC is an investment adviser registered under the Investment Advisers Act of 1940, as amended (the "Advisers Act"), which provides advisory services for a variety of investment funds, investment companies, investment trusts and other investment entities.  GAMCO Asset Management Inc., a wholly-owned subsidiary of GAMCO Investors, is an investment adviser registered under the Advisers Act that is an investment manager providing discretionary managed account services for employee benefit plans, private investors, endowments, foundations and others.  Gabelli Foundation, Inc. is a private foundation for which Mario Gabelli is the Chairman, a Trustee and the Investment Manager and Elisa M. Wilson is the President.  Teton Advisors, Inc. is an investment adviser registered under the Advisers Act that provides discretionary advisory services to The TETON Westwood Mighty Mitessm Fund, The TETON Westwood Income Fund, The TETON Westwood SmallCap Equity Fund, and The TETON Westwood Mid-Cap Equity Fund.  GGCP, Inc. makes investments for its own account and is the manager and a member of GGCP Holdings LLC, which is the controlling shareholder of GAMCO Investors and AC Group.  GAMCO Investors, a public company listed on the New York Stock Exchange, is the parent company for a variety of companies engaged in the securities business.  AC Group, a public company listed on the New York Stock Exchange, is the parent company for a variety of companies engaged in the securities business.  Mario J. Gabelli acts as chief investment officer or directly or indirectly controls various entities, including the aforementioned entities, that are engaged in various aspects of the securities business, primarily as investment adviser to various institutional and individual clients, including registered investment companies and pension plans, and as general partner or the equivalent of various private investment partnerships or private funds.  Certain of these entities may also make investments for their own accounts.

(d)
Barington Capital Group, L.P., per a Form 4 filed on December 21, 2017 by Mr. Mitarotonda, is deemed to have beneficial ownership of 575,703 Common Shares. Mr. Mitarotonda beneficially owns 4,591 Common Shares granted to him under The Eastern Company's Directors Fee Program. He may also be deemed to beneficially own 575,703 Common Shares beneficially owned by Barington Companies Equity Partners, L.P. ("BCEP").  Mr. Mitarotonda is the sole stockholder and director of LNA Capital Corp, the general partner of Barington Capital Group, L.P., which is the majority member of Barington Companies Investors, LLC, the general partner of BCEP. Mr. Mitarotonda disclaims beneficial ownership of the shares beneficially owned by BCEP except to the extent of his pecuniary interest therein.

(e)
Based on information set forth in Amendment No. 5 to Schedule 13G filed with the SEC on February 9, 2018 by Dimensional Fund Advisors LP, an investment adviser registered under Section 203 of the Advisors Act.  Dimensional Fund Advisors LP furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, as amended, and serves as investment manager or sub-adviser to certain other commingled funds, group trusts and separate accounts (such investment companies, trusts and accounts, collectively referred to as the "Dimensional Funds").  In certain cases, subsidiaries of Dimensional Fund Advisors LP may act as an adviser or sub-adviser to certain Dimensional Funds. In its role as investment advisor, sub-adviser and/or manager, Dimensional Fund Advisors LP or its subsidiaries (collectively, "Dimensional") may possess voting and/or investment power over the Common Shares that are owned by the Dimensional Funds, and may be deemed to be the beneficial owner of the Common Shares held by the Dimensional Funds.  However, all Common Shares are owned by the Dimensional Funds, and Dimensional disclaims beneficial ownership of such Common Shares.

(f)
Based on information set forth in Amendment No. 3 to Schedule 13G filed with the SEC on February 13, 2018 by Minerva Advisors LLC, Minerva Group, LP, Minerva GP, LP, Minerva GP, Inc., and David P. Cohen.  Each of Minerva Advisors LLC, Minerva Group, LP, Minerva GP, LP, Minerva GP, Inc., and David P. Cohen is deemed a beneficial owner of the 214,985 Common Shares held by Minerva Group, LP.  David P. Cohen is the beneficial owner of the 2,250 Common Shares that he owns individually and is also deemed a beneficial owner of the 357,001 Common Shares beneficially owned by Minerva Advisors LLC.

(g)	Mr. DiSanto's shareholdings include 43,797 Common Shares over which he has indirect beneficial ownership.

(h)	Mr. Labbadia's security ownership includes 880 Common Shares underlying stock appreciation rights granted on March 2, 2017 that are exercisable.

(i)	Mr. Mitarotonda's shareholdings include 575,703 Common Shares held by Barington Capital Group, L.P., over which he may have indirect beneficial ownership.

(j)	Mr. Sullivan's security ownership includes 880 Common shares underlying stock appreciation rights granted on March 2, 2017 that are exercisable.

(k)	Mr. Vlak's security ownership includes 1,760 Common Shares underlying stock appreciation rights granted on February 8, 2017 that are exercisable.

(l)	Unless otherwise indicated, Directors, Nominees and Named Executive Officers have sole voting and investment power as to 860,423 shares (13.74% of the outstanding stock).

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company's directors and officers, and persons who beneficially own more than 10% of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the SEC. SEC regulations require the Company's directors, officers and 10% beneficial owners to furnish the Company with copies of all Section 16(a) reports that they file. Based on a review of the copies of such reports and written representations from certain reporting persons that no such reports were required for those persons, the Company believes that all directors, officers and 10% beneficial owners complied with applicable Section 16(a) filing requirements during the fiscal year ended December 30, 2017, except for Messrs. Henry and Labbadia, each of whom inadvertently filed on late Form 4 reporting on late transaction.

THE BOARD OF DIRECTORS AND COMMITTEES

The Board is currently composed of six members, five of whom are independent as defined by the listing standards of NASDAQ. The sixth director, August M. Vlak, is the Chief Executive Officer of the Company, and is not an independent director as defined by the listing standards of NASDAQ.

During fiscal year 2017, Leonard F. Leganza, the former Chairman, President and Chief Executive Officer of the Company, served as a director of the Company.  His term expired on March 8, 2017, upon his death.

Since January 1, 2016, the Company has separated the positions of Chairman of the Board and Chief Executive Officer. The Board of Directors believe that having a separate Chairman allows the Chief Executive Officer to focus on the day-to-day management of the Company while enabling the Board of Directors to maintain an independent perspective on the activities of the Company and executive management.

The current leadership structure of the Board allows it to perform its duties effectively and efficiently considering the relatively small size of the Company. The Company's Board of Directors has five standing committees: the Executive Committee, Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee and Pension Investment Review Committee. Each committee is composed of four independent Directors with the exception of the Executive Committee, which has three members. The President and Chief Executive Officer is not a member of the Audit, Compensation, and Nominating and Corporate Governance Committees.

Because of the Company's diversified manufacturing and marketing activities, risk oversight responsibilities are focused generally on the Board's overall assessment of broad and general business and economic conditions in the market sectors in which the Company operates. With Board oversight, the executive management team's planning and review and extensive Sarbanes-Oxley compliance testing of internal controls substantiates the credibility of the Company's financial reporting and operating controls.

The Board is provided with detailed and timely financial and operating communications, including the nature of significant capital projects as well as other important business matters indicating business trends and economic projections that might affect the Company's businesses.

The Board is committed to sound corporate governance practices and believes that our current corporate governance practices enhance the Company's ability to achieve its goals and enable the Board to govern the Company with the highest standards of integrity.

In 2018, the Board initiated an annual evaluation of the Board's processes, committee structure, and composition. The Board reviewed the assessment at its regular meeting on February 7, 2018.

In 2017, the Board held seven meetings. All six Directors attended more than 75% of the meetings held.

Executive Committee. The Executive Committee, acting with the full authority of the Board of Directors, approves minutes, monthly operating reports, capital expenditures, banking matters, and other issues requiring immediate attention when the Board is not in session. In 2017, the Executive Committee did not meet.

Audit Committee. The Audit Committee advises the Board of Directors and provides oversight on matters relating to the Company's financial reporting process, accounting functions and internal controls, and the qualifications, independence, appointment, retention, compensation and performance of the Company's independent registered public accounting firm. The Audit Committee also provides oversight with respect to the legal compliance and ethics programs established by management and the Board. The Company's Code of Business Conduct and Ethics, as adopted by the Board on February 4, 2004, is available on the Company's website at www.easterncompany.com.  During 2017, the Audit Committee held five meetings.

Compensation Committee. The Compensation Committee is responsible for establishing basic management compensation, incentive plan goals, and all related matters, as well as determining stock incentive grants to employees. The Board adopted the charter of the Compensation Committee on December 13, 2006, which is available on the Company's website at www.easterncompany.com. During 2017, the Compensation Committee held five meetings.

Nominating and Corporate Governance Committee. The Board adopted the charter of the Nominating and Corporate Governance Committee on May 21, 2015, which is available on the Company's website at www.easterncompany.com. As defined by the rules and regulations of NASDAQ, the independent members of the Board include all of the members of the Board other than the President and Chief Executive Officer. The independent directors select and nominate individuals for election to the Board. During 2017, the Nominating and Corporate Governance Committee held four meetings.

Pension Investment Review Committee. In 2017, the Board established the  Pension Investment Review Committee and adopted the Committee's charter, which is available on the Company's website at www.easterncompany.com. The committee is responsible for reviewing the Company's qualified retirement plans. The Pension Investment Review Committee held four meetings in 2017.

Each member of the Board must have the ability to apply sound business judgment and must be able to exercise his or her duties of loyalty and care. Candidates for the position of director must exhibit proven leadership capabilities and high integrity, exercise high level responsibilities within their chosen careers, and have an ability to quickly grasp complex principles of business and finance. In general, candidates will be preferred to the extent they hold an established executive level position in business, finance, law, education, research, government or civic activities. When current members of the Board of Directors are considered for nomination for reelection, their prior contributions to the Board of Directors, their performance and their meeting attendance records are taken into account.

With the aim of developing a diverse, experienced and highly-qualified Board of Directors, the Nominating and Corporate Governance Committee is responsible for developing and recommending to the Board the desired qualifications, expertise and characteristics of members of the Board, including qualifications that the Nominating and Corporate Governance Committee believes are necessary for one or more of the members of the Board to possess.

Since selecting qualified directors requires consideration of many factors and will be influenced by the particular needs of the Board from time to time, the Board has not adopted a specific set of minimum qualifications, qualities or skills that are necessary for a nominee to possess, other than those that are necessary to meet U.S. legal, regulatory and NASDAQ listing requirements and the provisions of our Certificate of Incorporation, Bylaws, and charters of the Board Committees. In addition, neither the Board nor the Nominating and Corporate Governance Committee has a formal policy with regard to the consideration of diversity in identifying nominees. When considering nominees, the Nominating and Corporate Governance Committee takes into consideration many factors, including a candidate's independence, integrity, skills, financial and other expertise, experience, knowledge about our business or the industries in which we operate and ability to devote adequate time and effort to responsibilities of the Board. Through the nominating process, the Nominating and Corporate Governance Committee seeks to promote Board membership that reflects a diversity of business experience, expertise, viewpoints, personal backgrounds and other characteristics that are expected to contribute to the Board's overall effectiveness. The brief biographical description of each director set forth in Item 1 includes the individual experience, qualifications, attributes and skill of each Director that led to the conclusion that each director should serve as a member of our Board at this time.

The Nominating and Corporate Governance Committee considers Director nominees who are identified either by the Directors, by the shareholders, or through some other source. The Nominating and Corporate Governance Committee may also use the services of a third party search firm to assist in the identification or evaluation of Director candidates, as they deem necessary or appropriate.

Shareholders wishing to submit the names of qualified candidates for possible nomination to the Nominating and Corporate Governance Committee may make such a submission by sending the information described in the Company's Bylaws to the Board (in care of the Secretary of the Company). This information generally must be submitted not more than 90 days nor less than 60 days prior to the first anniversary of the preceding year's annual meeting of shareholders.

The Nominating and Corporate Governance Committee will make a preliminary assessment of each proposed nominee based upon his or her resume and biographical information, the individual's willingness to serve as a Director, and other background information. This information is evaluated against the criteria described above and the specific needs of the Company at the time. Based upon a preliminary assessment of the candidate(s), those who appear best suited to meet the needs of the Company may be invited to participate in a series of interviews, which are used as a further means of evaluating potential candidates. On the basis of information learned during this process, the Nominating and Corporate Governance Committee will determine which nominee(s) they will recommend for election to the Board of Directors. The Nominating and Corporate Governance Committee use the same process for evaluating all nominees, regardless of the original source of the nomination.

DIRECTOR COMPENSATION IN FISCAL 2017

Name (1)	Fees Earned or Paid in Cash ($) (2)	Stock Awards ($)	Option Awards ($)	Non-equity Incentive Plan Compensation ($)	Change in pension value and nonqualified deferred compensation earnings ($)	All Other Compensation ($) (3)	Total ($)
Fredrick D. DiSanto	$ 38,550					$ 30	$38,580
John W. Everets	32,300					15	32,315
Charles W. Henry	31,800					30	31,830
Leonard F. Leganza(4)	5,000					15	5,015
Michael A. McManus, Jr.	34,425					15	34,440
James A. Mitarotonda	44,633					30	44,663

(1)	This table discloses the compensation received by all non-employee directors who served as a director in 2017.

(2)
In 2017, the Company paid non-employee directors at an annual rate of $30,000, which was paid in Common Shares of the Company or cash, in accordance with the Directors Fee Program adopted by the shareholders on March 26, 1997 and amended on January 5, 2004. The amounts listed could include adjustments for fractional shares from previous periods. On May 20, 2015, it was resolved that, in addition to the annual retainer fee, all non-employee directors will be compensated for all meetings in addition to the Board's six regularly scheduled meetings as follows: $1,200 for each in-person meeting and $800 for each telephonic meeting. On August 2, 2017, it was resolved that the Chairman of the Board be compensated at an annual rate of $60,000 and that Board members who also serve as Committee Chairman receive an additional stipend as follows: Audit Committee Chairman, $10,000; Compensation Committee Chairman, $7,500; Pension Investment Review Committee Chairman, $5,000; and Nominating and Governance Committee Chairman, $2,000. The Company does not maintain a minimum share ownership requirement for any Director. The Directors make an annual election, within a reasonable time before their first quarterly payment, to receive their fees in the form of cash, Company Shares or a combination thereof. The election remains in force for one year. Messrs. DiSanto, Everets, Henry, McManus and Mitarotonda elected to receive their director compensation in Company Shares.

(3)
All non-employee directors are provided a life insurance benefit. Messrs. DiSanto, Henry and Mitarotonda have a $50,000 benefit and Mr. Everets and Mr. McManus have a $25,000 benefit. The life insurance benefit is reduced after age 70-1/2.

(4)
Mr. Leganza is the former Chairman and Chief Executive Officer of the Company.  His term as a Director expired on March 8, 2017 as a result of his death. His fees were pro-rated for the first quarter of 2017.

POLICIES AND PROCEDURES CONCERNING RELATED PERSONS TRANSACTIONS

Our Code of Business Conduct and Ethics prohibits all conflicts of interest between the Company and any of its directors, officers and employees, except under guidelines approved by the Board or the Board Committees. A conflict of interest exists whenever an individual's private interests interfere or conflict in any way (or even appear to interfere or conflict) with the interests of the Company. Employees are encouraged to report any conflicts of interest, or potential conflicts of interest, to their supervisors or superiors. However, if an employee does not believe it appropriate or if he or she is not comfortable approaching his or her supervisors or superiors, then the employee may contact either the Chairman of the Audit Committee or Company counsel. The Code of Business Conduct and Ethics is available for review at our website at www.easterncompany.com.

To identify related party transactions, each year the Company requires our directors and executive officers to complete a questionnaire that identifies any transaction with the Company or any of its subsidiaries in which the director or executive officer or members of his or her family have an interest. If any related party transactions are reported, the Board reviews them to determine if the potential for a prohibited conflict of interest exists. Prior to its review, the Board will require full disclosure of all material facts concerning the relationship and financial interest of the relevant individuals in the transaction. Each year, our directors and executive officers also review our Code of Business Conduct and Ethics.

COMPENSATION DISCUSSION AND ANALYSIS
Compensation Governance

The Compensation Committee recommends to the Board policies and processes for the regular and orderly review of the performance and compensation of the Company's senior executive management personnel, including the President and Chief Executive Officer. The Compensation Committee reviews and approves corporate goals and objectives relevant to compensation of the Company's Chief Executive Officer and other executive officers; recommends to the Board of Directors and/or the Company's Management with respect to compensation of executives other than named executive officers and administers the Company's stock plan, The Eastern Company 2010 Executive Stock Incentive Plan, and all other equity-based plans from time to time.  The Compensation Committee regularly reviews, administers, and when necessary recommends changes to the Company's stock incentive and performance-based compensation plans. The Compensation Committee has adopted a charter, which is available on the Company's website at www.easterncompany.com, under the "About Us" tab.

The Compensation Committee is comprised of members of the Board, none of whom may be an active or retired officer or employee of the Company or any of its subsidiaries. Members of the Compensation Committee are appointed annually by the Board. Messrs. Michael A. McManus, Jr., John W. Everets, Charles W. Henry, and James A. Mitarotonda are the members of the Compensation Committee. Mr. McManus has been the Chairman of the Compensation Committee since July 29, 2015. The Compensation Committee held five meetings during the fiscal year ended December 30, 2017. Neither the Compensation Committee nor management engaged any compensation consultant during fiscal year 2017.

This Compensation Discussion and Analysis focuses on:

•	The guiding principles and objectives underlying the Company's compensation program, including the performance levels that the program is designed to reward; and
•
A description of each of the components of the compensation program, including an explanation as to why these elements were selected as the preferred means to achieve the compensation program's objectives, and how the amount of each element of compensation is determined.

Principles and Objectives of the Compensation Program

The Company's compensation program and policy are designed to attract, motivate, retain and reward highly qualified executives and employees and to reinforce the relationship between individual performance and business results in a manner that aligns the interests of executives and shareholders.

At our 2017 annual meeting of shareholders, our shareholders were asked to vote on a non-binding resolution relating to the compensation of the Company's named executive officers. The advisory vote requested that shareholders vote for a resolution  approving of the compensation of the Company's named executive officers, which resolution was adopted by the Shareholders. The Compensation Committee has considered the results of this advisory vote, and has deemed it to indicate the Shareholders' approval of the Company's compensation package, which is designed to be competitive and to encourage executive retention. Another advisory vote requested the shareholders to determine the frequency with which the compensation of the named executive officers would be presented for a Shareholder vote. The Shareholders elected to have such a vote every year. Based on the Shareholders' vote, the Board has adopted a policy whereby an advisory vote on the compensation of the named executive officers will be held every year. See Item No. 2 – Advisory Vote on the Compensation of the Named Executive Officers.

On June 27, 2016, the Board adopted an incentive compensation clawback policy as part of the Board's ongoing efforts to strengthen the Company's corporate governance and risk management.  The policy is designed to ensure that incentive compensation is awarded based on accurate financial and operating data and the correct calculation of the Company's performance against incentive targets.  The policy requires the Compensation Committee to seek the recovery of incentive compensation in the event of fraud or misconduct or a restatement of the financial or operating results of the Company that results in the payment of inflated incentive compensation.

On March 6, 2018, the Board adopted an anti-hedging policy that prohibits Restricted Persons (as defined in such policy) from short-term trading, taking short positions, or hedging in Company Shares.

The following principles guide the Company's compensation practices as applied to all executives.

Compensation levels should be sufficiently competitive to attract and retain highly qualified executives and employees.

The Company endeavors to pay compensation at levels consistent with prevailing levels of compensation for similar positions in the geographic areas in which the Company maintains operations, in order to enable the Company to attract and retain the talent needed to achieve its business objectives. The Compensation Committee has used various sources to evaluate the competitiveness and overall structure of executive compensation and non-employee director compensation.

Compensation should be related to performance.

The Company believes that a significant portion of executive compensation should take the form of annual incentives that generally reflect the results of operations achieved by the Company and its subsidiaries. The Company believes that its practice of paying annual incentives based on individual and overall results of operations supports an integrated business model.

Compensation should reflect an individual's position and responsibility, and compensation for named executive officers should be more heavily weighted toward incentive pay.

Total compensation should generally increase with position and responsibility. Employees in named executive officer positions have greater roles and responsibilities associated with achieving the Company's performance goals, and should thus have a greater portion of their compensation tied to the achievement of those goals. Accordingly, a greater percentage of compensation for more senior positions, particularly those with the greatest responsibility for driving achievement of performance targets, is paid in the form of potential short- and long-term incentive pay as a percent of salary.

Incentive compensation should be flexible and responsive to the Company's business environment and should strike a balance between short-term and long-term performance.

The Company's incentive compensation program is balanced between short- and long-term incentive compensation. Short-term incentive compensation—in the form of annual cash incentive awards—is awarded based on annual financial performance and operational goals. This design achieves our objective of offering superior pay for superior performance. Long-term incentive compensation is an important component of the Company's total compensation for executives. The Company's long-term incentive compensation program grants stock options, stock appreciation rights and restricted stock awards at appropriate times and in appropriate amounts to serve as a long-term performance incentive. The Compensation Committee believes that the Company's long-term incentive program provides executives with the opportunity to increase their ownership in the Company, thereby more closely aligning the best interest of the shareholders and the executives. The Company does not maintain minimum share ownership requirements for any executive.

Components of the Compensation Program

Base salary

Base salaries are set after referencing market data for similar positions from the Towers Watson Data Services survey report on Top Management Compensation in the manufacturing sector.

The compensation of the Company's President and Chief Executive Officer, August M. Vlak, is determined pursuant to the terms and conditions of an employment agreement between Mr. Vlak and the Company, entered into effective January 1, 2018.  In 2017, the Compensation Committee recommended, and the Board approved, a base salary for Mr. Vlak of $440,000. Effective January 1, 2018, Mr. Vlak received an increase of 2.3% in his base salary to $450,000.

The compensation of named executive officer, John L. Sullivan III, Vice President and Chief Financial Officer, is determined annually by the Compensation Committee and approved by the Board. Mr. Sullivan's base salary was $315,000 for the year ended December 31, 2017. Effective January 1, 2018, Mr. Sullivan received an increase of 2.7% in his base salary to $323,500.

The compensation of named executive officer, Angelo M. Labbadia, Vice President and Group Vice President, is determined annually by the Compensation Committee and approved by the Board. Mr. Labbadia's base salary was $304,500 for the year ended December 31, 2017. Effective January 1, 2018, Mr. Labbadia received an increase of 2.6% in his base salary to $312,500 and was appointed to a newly established position of Group Vice President.

Total base salary compensation of Messrs. Vlak, Sullivan and Labbadia is below the average level, as compared to organizations in the New England region of the United States as reported in the Towers Watson Data Services survey.

Short-Term Incentives — Annual Cash Incentives

For fiscal year 2017, the named executive officers were eligible to receive short-term incentive compensation based on the annual performance of the Company. Short-term incentives were based on two specific financial goals in the Company's annual operating plans, as approved by the Board on December 12, 2016 and subsequently adjusted to reflect one-time costs and earnings associated with the acquisition of Velvac Holdings, Inc. ("Velvac") on April 3, 2017, as well as the one-time impact of the Tax Cuts and Jobs Act of 2017 (the "Jobs Act").  Eighty percent  of the short-term incentive for August M. Vlak, President and Chief Executive Officer, was determined by the Company's 2017 earnings per share and twenty percent was determined by working capital efficiency of the Company.  Seventy percent of the short-term incentive for the named executive officers, John L. Sullivan III, Vice President and Chief Financial Officer, and Angelo M. Labbadia, Vice President and Chief Operating Officer, was determined by the combined operating earnings of the Company's businesses and thirty percent was determined by working capital efficiency of the Company's businesses. All incentive payments are subject to final approval by the Compensation Committee.

Operating earnings for 2017 were defined as income before income taxes and before allocation of corporate charges. Corporate charges included, but were not limited to, corporate salaries, incentive compensation, benefits and related payroll charges, corporate governance and compliance, tax and audit expenses, pension and retiree medical expenses, incentive accruals recorded on subsidiary books, and non-operating earnings.  Working capital was defined as the combined current assets less current liabilities less cash of the businesses.  Working capital efficiency is calculated as the average quarterly working capital divided by sales.

During 2017, if the Company achieved its earnings per share and working capital efficiency goals, Mr. Vlak was eligible to earn 100% of his base compensation.  The threshold for earning each component of the short-term incentive was achieved at 85% of the goal. At 85% achievement of each goal, Mr. Vlak was eligible to earn 50% of the associated short-term incentive. If the Company achieved less than 85% of a goal, Mr. Vlak was not eligible to earn the associated short-term incentive.  At 150% achievement of each goal, Mr. Vlak was eligible to earn 200% of the associated short-term incentive.  Mr. Vlak was eligible to earn a maximum short-term incentive of 200% of his base compensation.

During 2017, if the businesses achieved the combined annual operating earnings and working capital goals, Messrs. Sullivan and Labbadia were each eligible to earn 40% of their respective base compensation.  In each case, the threshold for earning each component of the short-term incentive was achieved at 80% of the goal. At 80% achievement of each goal, Messrs. Sullivan and Labbadia will each earn 50% of the associated short-term incentive. If the Company achieved less than 80% of a goal, Messrs. Sullivan and Labbadia were not eligible to earn the associated short-term incentive.  At 150% achievement of each goal, Messrs. Sullivan and Labbadia were each eligible to earn 175% of the associated short-term incentive. Each of Mr. Sullivan and Mr. Labbadia were eligible to earn a maximum short-term incentive of 70% of their respective base compensation.

During 2017, Mr. Vlak earned an annual cash incentive of $567,233, equal to 129% of his base compensation.  The annual cash incentive included $484,000 for the Company's achievement of 138% of its adjusted earnings per share goal for 2017, weighted by 80%.  The Company's earnings per share goal was $1.09, including adjustments for one-time costs and earnings associated with the acquisition of Velvac and the enactment of the Jobs Act.  The annual cash incentive also included $83,233 for the Company's achievement of 95% of its working capital stretch goal for 2017, weighted at 20%. The Company's working capital stretch goal for 2017 was 24%.

During 2017, Mr. Sullivan earned a cash incentive of $143,790, equal to 46% of base compensation.  The annual cash incentive included $100,748 for the Company's achievement of 114% of its operating earnings goal for 2017, weighted by 70%.  The Company's 2017 operating earnings goal was $17.6 million, including adjustments for one-time costs and earnings associated with the acquisition of Velvac.  The annual cash incentive also included $43,042 for the Company's achievement of 114% of its working capital goal for 2017, weighted at 30%.  The Company's working capital goal for 2017 was 26%.

During 2017, Mr. Labbadia earned a cash incentive of $138,985, equal to 46% of base compensation.  The annual cash incentive included $97,378 for the Company's achievement of 114% of its operating earnings goal for 2017, weighted by 70%.  The Company's 2017 operating earnings goal was $17.6 million, including adjustments for one-time costs and earnings associated with the acquisition of Velvac.  The annual cash incentive also included $41,607 for the Company's achievement of 114% of its working capital goal for 2017, weighted at 30%.  The Company's working capital goal for 2017 was 26%.

The following table shows the incentive calculation for fiscal year 2017 based on the short-term incentive earned:

	Mr. Vlak	Mr. Sullivan	Mr. Labbadia
Base Salary	$440,000	$315,000	$304,500
Incentive achievement	129%	46%	46%
Incentive earned	$567,233	$143,790	$138,985

Retirement and Other Post-Termination Plans

401(k) Plan

The Company maintains a savings and investment plan (the "SIP Plan") for eligible employees, including executive officers. An eligible employee who participates in the SIP Plan may execute a salary reduction agreement requiring the Company to reduce his or her taxable earnings by a percentage of his or her compensation (as elected by the participant) and to contribute that amount to the SIP Plan. The amount of the contribution could not exceed $18,000 for calendar year 2017, plus an additional $6,000 catch-up contribution for those participants ages 50 and older.

If an employee executes such a salary reduction agreement, the Company will make a matching contribution to the SIP Plan on behalf of the employee.  For 2017, the matching contribution equaled 50% of that portion of an employee's salary reduction contribution that did not exceed 6% of his or her compensation.

Effective June 1, 2016, the SIP Plan was amended to provide for a non-discretionary contribution (the "transitional credit") for certain non-union U.S. employees who were eligible to participate in the Salaried Employees Retirement Plan of The Eastern Company (the "Salaried Plan").  The amount of this non-discretionary contribution ranges from 0% to 4% of compensation, based on the age of the individual on June 1, 2016.

In December 2015, the Company approved a non-discretionary profit sharing contribution to the SIP Plan equal to 2.5% of compensation for the benefit of all non-union U.S. employees who were not eligible to participate in the Salaried Plan.  Effective June 1, 2016, the SIP Plan was amended to increase the non-discretionary profit sharing contribution to 3%, and eligibility for the profit sharing contribution was extended to all non-union U.S. employees.

Earnings in excess of $270,000 for calendar year 2017 cannot be taken into account under the SIP Plan. An employee is fully vested in his or her salary reduction contributions and the earnings on those contributions. An employee will become vested in any matching contributions, transitional credits, and non-discretionary profit sharing contributions, and the earnings thereon, under a graded vesting schedule, with full vesting after completing five years of service or upon reaching age 65. Employees who are participating in the SIP Plan may direct that their account balances be invested in one or more investment options offered under the plan.

Retirement Benefits

On April 5, 2016, the Board passed a resolution freezing benefit accruals under the Salaried Plan, effective as of May 31, 2016.  As a result, compensation and years of service earned after May 31, 2016 are not taken into account in determining the amount of a member's retirement benefit.

An employee reaches his or her normal retirement date and can begin benefits without reduction upon reaching age 65
(or, if later, the earlier of the attainment of age 70 or the completion of five years of participation in the plan). An employee reaches his or her early retirement date when he or she reaches age 55 after completing 20 years of service. An employee who is eligible for early retirement can elect to begin to receive his or her benefits on an actuarially reduced basis. In addition, if an employee's age and years of service equal at least 90, the employee can elect to begin to receive his or her benefits with a smaller reduction for early commencement than is otherwise applicable for early retirement.

Pension Benefits Table

The following table provides certain information regarding the present value of accumulated benefits under the Company's qualified and nonqualified defined benefit pension plans as of the last day of the 2017 fiscal year:

Name	Plan Name	Number of Years of Credited Service	Present Value of Accumulated Benefit (1)	Payments During Last Fiscal Year
August M. Vlak	Salaried Employees Retirement Plan of The Eastern Company(2)	1	$ 0	-
John L. Sullivan III	Salaried Employees Retirement Plan of The Eastern Company (3)	41	$1,731,142	-
Angelo M. Labbadia	Salaried Employees Retirement Plan of The Eastern Company	8	$ 431,243	-

(1)	Present value is determined by reference to the RP-2014 MP 2017 mortality table and an interest rate of 3.54%.
(2)	The defined benefit plan was frozen before Mr. Vlak had accrued any benefits under the plan.
(3)	Under the defined benefit plan, Mr. Sullivan is eligible for early retirement.

COMPENSATION COMMITTEE REPORT

We, the Compensation Committee of the Board of Directors of the Company, have reviewed and discussed the Compensation Discussion and Analysis set forth above with management and, based on such review and discussions, have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and, through incorporation by reference to this proxy statement, in the Company's Annual Report on Form 10-K for the fiscal year ended December 30, 2017.

Compensation Committee:

Michael A. McManus, Chairman
John W. Everets
Charles W. Henry
James A. Mitarotonda

CEO PAY RATIO DISCLOSURE

Our philosophy is to pay our employees competitively with similar positions in the applicable labor market. We follow this approach, whether it be an executive salary level position or an hourly wage job at a foreign division.

Following is a reasonable estimate, calculated in accordance with applicable SEC rules, of the ratio of the annual total compensation of our Chief Executive Officer to the median annual total compensation of our employees for the fiscal year ended December 30, 2017.

•	the median of the annual total compensation of all employees of the Company was $24,761 and
•	the annual total compensation of our Chief Executive Officer, as reported in the Summary Compensation Table included on Page 21 of this proxy statement, was $1,017,233.
•	based on this information, the ratio of the annual total compensation is estimated to be 41:1

To identify the median of the annual total compensation of all our employees, as well as to determine the annual total compensation of our median employee, we compiled payroll data for all U.S. and non-U.S. full-time employees who were employed for the full year of 2017. Of these individuals, 435 were U.S. employees and 529 were non-U.S. employees.

The median employee is an hourly worker at our Reynosa, Mexico subsidiary who, in 2017, earned the U.S. dollar equivalent of $24,761.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During the 2017 fiscal year, no member of the Compensation Committee was, or had previously been, an officer or employee of the Company or its subsidiaries or had any direct or indirect material interest in a transaction with the Company or in a business relationship with the Company that would require disclosure under the applicable rules of the Securities and Exchange Commission. In addition, no interlocking relationship existed between any member of the Compensation Committee or an executive officer of the Company, on the one hand, and any member of the compensation committee (or committee performing equivalent functions, or the full Board of Directors) or an executive officer of any other entity, on the other hand.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following information relates to annual and long-term compensation for services to the Company in all capacities for the fiscal year ended December 30, 2017 of those persons who, at December 30, 2017 were (i) August M. Vlak, our President and Chief Executive Officer; (ii) John L. Sullivan III, our Vice President and Chief Financial Officer; and (iii) Angelo M. Labbadia, our Group Vice President (formerly Vice President and Chief Operating Officer) (each a "Named Executive Officer" and collectively, the "Named Executive Officers").

Name and Principal Position	Year	Salary ($) (1)	Bonus ($) (2)	Stock Awards ($) (3)	Option Awards ($) (4)	Non-Equity Incentive Plan Compensation ($) (5)	Change in Pension Value and Non- Qualified Deferred Compensation Earnings ($) (6)	All Other Compen- sation ($) (7)	Total ($)
August M. Vlak, 51 (8) President and CEO	2017 2016	$ 440,000 400,000	$ - 108,000	$ 70,000 -		$ 567,233 430,326	$ - -	$ 20,968 16,345	$1,098,201 954,671
John L. Sullivan III, 64 Vice President and CFO (9)	2017 2016 2015	315,000 307,000 300,000	- 36,000 -	35,000 - -		143,790 80,601 68,002	136,612 151,646 45,401	54,638 50,803 36,049	685,040 626,050 449,452
Angelo M. Labbadia, 60 Group Vice President (10)	2017 2016 2015	304,500 296,500 290,000	- 36,000 -	35,000 - -		138,985 70,141 65,735	43,478 57,502 90,817	46,012 43,133 28,266	567,975 503,276 474,818

(1)	The 2017, 2016 and 2015 fiscal years each consisted of 52 weeks.
(2)
Amounts shown were earned in the applicable fiscal year and paid in the subsequent year to the named executive officers under the Company's Long-Term Incentive Plan to purchase equity on the open market.

(3)
Stock appreciation rights (SAR's) were granted on February 8, 2017 and March 2, 2017.  The fair value of SAR's granted for Mr. Vlak's $70,000; for Mr. Sullivan $35,000 and for Mr. Labbadia $35,000. The fair value was determined on the grant date using the Black-Scholes Model.

(4)	There were no options awards granted by the Company to the Named Executive Officers in 2017, 2016 or 2015.
(5)
Amounts shown were earned in the applicable year and paid in the subsequent year under the Company's Short-Term Incentive Plan. Mr. Vlak earned a bonus for 2017 in the amount of $567,233, Mr. Sullivan earned a bonus for 2017 in the amount of $143,790 and Mr. Labbadia earned a bonus for 2017 in the amount of $138,985.

(6)
Amounts shown reflect the aggregate change in the actuarial present value of each named executive officer's accumulated benefit under all defined benefit plans, including supplemental plans, during each fiscal year. For Mr. Sullivan, accruals under the qualified defined benefit pension plan equaled $136,612 for 2017, $151,646 for 2016 and $45,401 for 2015. For Mr. Labbadia, accruals under the qualified defined benefit pension plan equaled $43,478 for 2017, $57,502 for 2016 and $90,817 for 2015.

(7)
Included in this column are Company 401(k) plan contributions (including matching contributions, transitional credits and profit sharing contributions), the cost of the use of a company-owned vehicle, company paid term life insurance premiums, the value of group term life insurance in excess of $50,000, and life insurance under the Company's defined benefit plan. Company 401(k) plan contributions (including matching contributions, transitional credits and profit sharing contributions) for Mr. Vlak equal $16,200 for 2017 and $12,000 for 2016; for Mr. Sullivan equal $27,000 for 2017, $20,762 for 2016 and $5,300 for 2015; and for Mr. Labbadia equal $27,000 for 2017, $20,071 for 2016 and $5,300 for 2015. The cost of the use of a company-owned vehicle for Mr. Sullivan equals $10,250 for 2017, 2016 and 2015; and for Mr. Labbadia equals $9,250 for 2017, 2016 and 2015. Company paid term life insurance premiums for Mr. Vlak equal $3,636 for 2017 and $3,324 for 2016; for Mr. Sullivan equal $2,808 for 2017, $2,748 for 2016 and $2,688 for 2015; and for Mr. Labbadia equal $2,724 for 2017, $2,664 for 2016 and $2,604 for 2015.  The value of group term life insurance in excess of $50,000 for Mr. Vlak equals $1,132 for 2017 and $1,021 for 2016; for Mr. Sullivan equals $2,257 for 2017, $2,194 for 2016 and $2,138 for 2015; and for Mr. Labbadia equals $2,178 for 2017, $1,378 for 2016 and $1,342 for 2015. Life insurance under the Company's defined benefit plan for Mr. Sullivan equals $12,323 for 2017, $14,849 for 2016 and $15,673 for 2015; and for Mr. Labbadia equals $9,250 for 2017 and $9,771 for 2016 and 2015.

(8)	Mr. Vlak was appointed President and Chief Executive Officer on January 1, 2016.
(9)	Mr. Sullivan was appointed Chief Financial Officer on December 13, 2006. Prior to that, he was the Vice President, Treasurer and Secretary of the Company.
(10)	Mr. Labbadia was appointed Group Vice President on January 1, 2018. Prior to that, he was Vice President, Chief Operating Officer and Managing Director of the Company's Frazer & Jones Division.

STOCK BASED AWARDS

On April 28, 2010, the shareholders approved The Eastern Company 2010 Executive Stock Incentive Plan (the "2010 Plan"), which by its terms will expire either on February 9, 2020 or upon any earlier termination date established by the Board of Directors. The 2010 Plan authorizes the grant of incentive stock options and non-qualified stock options to purchase Common Shares, the grant of shares of restricted stock, and the grant of other stock-based awards (such as stock appreciation rights).  The Compensation Committee determines the terms and conditions of the awards granted under the 2010 Plan, subject to the terms of the 2010 Plan.  Awards may be granted to salaried officers and other key employees of the Company, whether or not such employees are also serving as directors of the Company.  The 2010 Plan also provides for the grant of nonqualified stock options to non-employee directors of the Company.  The total amount of Common Shares with respect to which awards may be granted under the 2010 Plan shall not exceed in the aggregate 500,000 shares.

The purchase price of the Common Shares subject to each incentive stock option granted under the 2010 Plan may not be less than the fair market value of the Common Shares on the date of grant. The purchase price of Common Shares subject to non-qualified stock options granted under the 2010 Plan, and the price (if any) which must be paid to acquire a share of restricted stock granted under the 2010 Plan, is set by the Compensation Committee. All non-qualified stock options granted to date under prior stock option plans have required a purchase price equal to 100% of the fair market value of the Common Shares on the date of the grant.

Incentive stock options generally may not be granted under the 2010 Plan to any employee who owns more than ten percent (10%) of the Company's voting stock at the time of such grant.  Incentive stock options must be exercised within ten years.  Non-qualified stock options must be exercised within the period set forth in the 2010 Plan or, if the 2010 Plan permits, within the period established by the Compensation Committee.  Moreover, options may not be exercised more than three months after termination of employment or termination of service as a director.  However, in the case of death or disability, the option may be exercised within one year after death or disability.  The three month period is also extended to one year for an optionee who terminates employment or terminates service as a director at or after reaching age sixty-five (65).

Grants of Stock-Based Awards.  On February 8, 2017, March 2, 2017 and on February 7, 2018, the Compensation Committee granted stock appreciation rights under the 2010 Plan as follows:  August M. Vlak – 20,000 and 20,000, respectively; John L. Sullivan III – 10,000 and 10,000, respectively; and Angelo M. Labbadia – 10,000 and 7,000, respectively. Vesting of all stock appreciation rights is subject to performance targets. Under the long term incentive plan, no cash incentives were awarded to any Named Executive Officers during the fiscal year ended December 30, 2017. Stock Appreciation Rights (SARs) entitle the recipient to a payment in shares equal to the appreciation in the Company's stock over a 5-year period.  When recipients elect to exercise their SARs, the Company will multiply the total number of exercised SARs by the difference between the Company's closing share price on the exercise date and the SAR strike price. This multiplication will determine the total value of the exercised SARs. The total value of the exercised SARs will be divided by the closing share price on the exercise date to determine the number of shares awarded to the recipient.  The SAR strike price is determined by the Company's closing share price on the date of the Compensation Committee's decision to grant SARs. Vesting of all stock appreciation rights is subject to performance targets. The annual performance targets for vesting of the stock appreciation rights are based on the Company's 2017, 2018, and 2019 return on invested capital.

OPTIONS EXERCISED IN FISCAL 2017

The Named Executive Officers did not exercise any stock options or stock appreciation rights during the fiscal year ended December 30, 2017, and the Named Executive Officers did not own any shares of restricted stock which vested during the fiscal year ended December 30, 2017.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table displays the units of unvested stock appreciation rights held by each of the named executive officers at the end of fiscal year 2017. There have been no stock options granted by the Company for the named executive officers and there are no outstanding stock options.

Stock Awards
Equity Incentive
			Equity Incentive	Plan Awards:
	Number of	Market Value	Plan Awards:	Market or Payout
	Shares or Units	of Shares or Units	Number of Unearned	Value of Unearned
	of Stock that	of Stock that	Shares, Units or	Shares, Units or
	Have Not	Have not	other Rights That	Other Rights That
	Vested	Vested	Have Not Vested	Have Not Vested
Name	(#)(A)	($)(A)	(#)(B)	($) (B

August M. Vlak	13,333	$ 91,331	-	$0
John L. Sullivan, III,	6,666	45,662	-	0
Angelo M. Labbadia,	6,666	45,662	-	0

On February 8, 2017 and March 2, 2017, the Compensation Committee granted stock appreciation rights under the 2010 Plan as follows:  August M. Vlak – 20,000; John L. Sullivan III – 10,000; and Angelo M. Labbadia – 10,000.  The stock appreciation rights have an exercise price of $19.10 (equal to the fair market value of a Common Share on the date of grant), and will vest on a three-year schedule based on performance targets set by the Board of Directors and become exercisable on a graded schedule over a period of five years. The Named Executive Officer must remain an employee of the Company on each applicable vesting date and the Company must meet certain performance targets for vesting of the stock appreciation rights based on the Company's 2017, 2018, and 2019 return on invested capital.

On February 7, 2018, the Compensation Committee affirmed the partial vesting of the stock appreciation rights granted in 2017, based on the Company's actual 2017 return on invested capital. The Compensation Committee approved vesting of stock appreciation rights for the following named executive officers:  August M. Vlak – 6,667; John L. Sullivan III – 3,334; and Angelo M. Labbadia – 3,334 as of February 1, 2018.

On February 7, 2018, the Compensation Committee granted stock appreciation rights under the 2010 Plan as follows:  August M. Vlak – 20,000; John L. Sullivan III – 10,000; and Angelo M. Labbadia – 7,000.  The stock appreciation rights have an exercise price of $24.90 (equal to the fair market value of a Common Share on the date of grant), and will vest on February 1, 2021 based on performance targets set by Board of Directors. The stock appreciation rights become exercisable over a period of 5 years (provided that the Named Executive Officer remains an employee of the Company on each applicable vesting date and the Company meets certain performance thresholds prescribed in the stock appreciation rights agreement).  The performance target for vesting of the stock appreciation rights are based on the Company's book value on February 1, 2021.

TERMINATION OF EMPLOYMENT AND CHANGE IN CONTROL ARRANGEMENTS

Employment Agreement

On January 16, 2018, the Company entered into an amended and restated employment agreement (the "Amended and Restated Employment Agreement") with August M. Vlak, the Company's President and Chief Executive Officer. The Amended and Restated Employment Agreement supersedes the employment agreement executed on March 29, 2016 and retroactively effective January 1, 2016. The initial term of the Amended and Restated Employment Agreement is from January 1, 2018 through December 31, 2018.  However, the Amended and Restated Employment Agreement will be automatically renewed for additional one year terms, unless either party provides notice of nonrenewal at least 60 days prior to the end of the term.  The Amended and Restated Employment Agreement sets forth Mr. Vlak's employment duties, compensation and additional benefits, as well as certain noncompetition, nonsolicitation and nondisclosure covenants.

Under the terms of the Amended and Restated Employment Agreement, in the event of Mr. Vlak's death, termination by the Company without cause, termination by Mr. Vlak for good reason or due to a constructive termination, or when certain requirements are met in the event of a change in control, the Company will pay Mr. Vlak (i) any accrued compensation, including earned but unpaid base salary, reimbursement for reasonable and necessary expenses, accrued but unused vacation pay, the unpaid portion of any earned annual bonus for the fiscal year preceding termination, a pro-rated portion of the actual bonus, and vested accrued employee benefits; (ii) an amount equal to one times Mr. Vlak's annual base salary; and (iii) an amount equal to one times Mr. Vlak's target annual bonus for the year of termination.  However, the change in control benefits will be reduced to the extent necessary to avoid the applicability of Section 280G of the Internal Revenue Code. All payments by the Company are subject to the execution of a release and waiver.

Change in Control Agreements

On March 3, 2015, the Company entered into change in control agreements with each of John L. Sullivan III, the Company's Vice President and Chief Financial Officer, and Angelo M. Labbadia, the Company's Vice President and Group Vice President.  Each of the change in control agreements was retroactively effective January 1, 2015.  The initial terms of each of the change in control agreements was from January 1 , 2015 to December 31, 2017, with the Company having the option to renew the change in control agreements by providing notice of renewal to Messrs. Sullivan or Labbadia at least 30 days prior to the end of the terms of their change in control agreement.  The Company did not exercise its renewal option on or before December 31, 2017; therefore, the change in control agreements terminated on such date. The change in control agreements set forth certain benefits in the event of a change in control and a subsequent termination of employment, as well as certain noncompetition, nonsolicitation and nondisclosure covenants.

Under the terms of each of the change in control agreements, in the event of a Change in Control (as defined in the change in control agreements), if Messrs. Sullivan or Labbadia's employment were terminated without Cause (as defined in the change in control agreements) or for Good Reason (as defined in the change in control agreements) within six months before or twelve months after such Change in Control, Messrs. Sullivan and Labbadia would each be entitled to receive an amount equal to one times his average annual compensation (base compensation, annual bonus and pre-tax contributions to a cafeteria plan or a 401(k) plan) over the five calendar years ending on the date of termination of his employment.  However, the change in control benefits would be reduced to the extent necessary to avoid the applicability of Section 280G of the Internal Revenue Code.

As a result of the execution on June 11, 2015 of amendment no. 1 to the change in control agreement between the Company and Angelo M. Labbadia, nothing in Mr. Labbadia's change in control agreement would prevent him from receiving, in addition to any amounts that he received from his change in control agreement, any amounts which would be distributable to him under the terms of any qualified employee benefit plan or any other non-qualified or incentive plan or arrangement of the Company.  However, if Mr. Labbadia were to be entitled to a severance benefit under the Company's corporate policy manual severance pay policy (the "Severance Pay Policy"), then he would receive either the change in control benefit under his change in control agreement or the severance benefit payable under the Severance Pay Policy, but not both such benefits.

The following table provides certain information regarding the benefits payable under the termination of employment and change in control agreement for Messrs. Vlak, Sullivan and Labbadia. The payments under the change in control agreement are based on compensation received for the fiscal year ending December 30, 2017, assuming a change in control becomes effective December 30, 2017.

		Absent a change in control		Following a change in control
		Termination For Cause	Termination Without Cause	Termination For Cause	Termination Without Cause
August M. Vlak	Lump sum	-	$1,007,233	-	$1,007,233
John L. Sullivan III	Lump sum	-	-	-	$ 423,322
Angelo M. Labbadia	Lump sum	-	-	-	$ 408,156

RISK ASSESSMENT OF COMPENSATION POLICIES AND PRACTICES

Management and the Compensation Committee have reviewed the existing incentive compensation programs in which executives who are not Named Executive Officers participate, in order to establish that such programs do not create risks that are reasonably likely to have a material adverse effect on the Company. Incentive compensation programs exist at the Corporate Office and at the Company's divisions, and no particular division carries a significant portion of the Company's overall risk profile. Stock incentive awards are also available under the Company's 2010 Executive Stock Incentive Plan. These awards are determined based upon guidelines set by the Chief Executive Officer and are reviewed and approved by the Compensation Committee. The cash incentive compensation program for corporate executives is subject to performance parameters and dollar limitations approved by the Compensation Committee. Cash incentive programs at the Company divisions are based upon attainment of specific financial performance goals that are developed on a basis consistent with the division's financial goals. These programs are approved by the Chief Executive Officer. In conclusion, management has determined that the existing incentive programs applicable to non-Named Executive Officers do not create risks that are reasonably likely to have a material adverse effect on the Company.

SHAREHOLDER RETURN PERFORMANCE INFORMATION

The SEC requires that the Company include in its Annual Report on Form 10-K the line graph presented below. The Company is also including the graph in this proxy statement for our Shareholders' ease of reference.
The following graph sets forth the Company's cumulative total shareholder return based upon an initial $100 investment made on December 31, 2012 (i.e., stock appreciation plus dividends during the past five fiscal years) compared to the Russell 2000 Index and the S&P Industrial Machinery Index.
The Company manufactures and markets a broad range of locks, latches, fasteners and other security hardware that meets the diverse security and safety needs of industrial and commercial customers. Consequently, while the S&P Industrial Machinery Index used for comparison is the standard index most closely related to the Company, it does not completely represent the Company's products or market applications. The Russell 2000 is used to measure performance of publicly-traded small-cap companies.

	Dec. 12	Dec. 13	Dec. 14	Dec. 15	Dec. 16	Dec. 17
The Eastern Company	$100	$103	$114	$129	$147	$187
Russell 2000	$100	$139	$146	$139	$169	$194
S&P Industrial Machinery	$100	$146	$153	$147	$187	$249
Copyright© 2018 Standard & Poor's, a division of S&P Global. All rights reserved.
Copyright© 2018 Russell Investment Group. All rights reserved.

ADDITIONAL INFORMATION

Any shareholder who intends to present a proposal at the 2019 annual meeting of shareholders and desires that it be included in the Company's proxy materials must submit to the Company a copy of the proposal on or before November 15, 2018. Any shareholder who intends to present a proposal at the 2019 annual meeting of shareholders, but does not wish that the proposal be included in the Company's proxy materials, must provide notice of the proposal to the Company in accordance with the terms of the Company's Bylaws no earlier than February 1, 2019 and no later than March 3, 2019.

It is the Company's policy to have the members of the Board of Directors attend the Annual Meeting, to the extent feasible. All of the members of the Board of Directors attended the 2017 annual meeting of shareholders.

If any shareholder wishes to send communications to the Board of Directors or to any member of the Board of Directors, he or she may do so by sending such communications to the Board of Directors or to the individual director in care of The Eastern Company, 112 Bridge Street, P.O. Box 460, Naugatuck, Connecticut 06770. All such communications will be delivered to the Board of Directors or to the individual director in strict confidence.

FORM 10-K ANNUAL REPORT

A copy of the Company's Annual Report on Form 10-K as filed with the SEC for the fiscal year ended December 30, 2017 will be furnished without exhibits to shareholders upon written request. Exhibits to the Form 10-K will be provided if so indicated. Direct all inquiries to Investor Relations, The Eastern Company, 112 Bridge Street, P.O. Box 460, Naugatuck, Connecticut 06770-0460. Form 10-K is also available on the Company's website at www.easterncompany.com.

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TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:                                                                                                                                                                    KEEP THIS PORTION FOR YOUR RECORDS
__________________________________________________________________________________________________________________________
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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR ALL the following:

For  Withhold  For All  To withhold authority to vote for any
All       All          Except   individual nominee(s), mark "For Al
            Except" and write the number(s) of the
                                                                 [ ]                       [ ]         [ ]             nominee(s) on the line below.

1.  Election of Directors

Nominees

    01 John W. Everets 02 Michael A. McManus Jr. 03 James A. Mitarotonda 04 August M. Vlak

The Board of Directors recommends you vote FOR proposals 2 and 3.

The Board of Directors recommends a vote FOR proposal 2.
                     For                Against            Abstain

2.  Advisory vote to approve the compensation of the named executive officers.            [ ]         [ ]        [ ]

The Board of Directors recommends a vote FOR proposal 3.

                                             For      Against    Abstain

3.  Ratify the appointment of the independent registered public accounting firm           [ ]         [ ]          [ ]
    (Fiondella, Milone & LaSaracina LLP).

NOTE: Such other business as may properly come before the meeting or any adjournment thereof. Note: A vote to withhold authority to vote for any nominee(s) is treated as a vote against the nominee(s).

For address change/comments, mark here.   [ ]
(see reverse for instructions)

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

____________________________________    __________________________________
Signature [PLEASE SIGN WITHIN BOX] Date    Signature (Joint Owners) Date

THE EASTERN COMPANY
ANNUAL MEETING OF STOCKHOLDERS
MAY 2, 2018
11:00 a.m. Eastern Time
The Eastern Company
112 Bridge Street
Naugatuck, CT  06770

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report and Form 10K are available at www.proxyvote.com.

THE EASTERN COMPANY
  112 Bridge Street, P.O. Box 460, Naugatuck, CT 06770-0460
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY

The undersigning hereby appoints Fredrick D. DiSanto and Charles W. Henry or any one or more of them, true and lawful attorneys and agents, with the power of substitution for the undersigned in his name, place and stead, to vote at the Annual Meeting of Shareholders of The Eastern Company on May 2, 2018 and any adjournments thereof, all shares of common stock of said Company which the undersigned would be entitled to vote, if then personally present, as specified on the reverse side of this card on proposals 1, 2 and 3 and in their discretion on all other matters coming before the meeting.

This proxy will be voted as directed by the shareholder but if no choice is specified, it will be voted FOR proposals 1, 2 and 3.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side